Filed Pursuant to
Rule 424(b)(2)
Registration No. 333-159084

2,950,000 Shares

Univest Corporation of Pennsylvania
Common Stock

We are offering 2,950,000 shares of our common stock, par value $5.00 per share. Our common stock is listed on the NASDAQ Global Select Market under the symbol “UVSP.” On August 6, 2009, the last reported sale price of Univest common stock was $19.15 per share.

The shares of common stock offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$17.50	$51,625,000
Underwriting discounts and commissions	$1.05	$3,097,500
Proceeds to Univest Corporation of Pennsylvania (before expenses)	$16.45	$48,527,500

The underwriter may also purchase up to an additional 442,500 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about August 12, 2009.

Keefe, Bruyette & Woods

Prospectus Supplement dated August 6, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities from time to time in one or more offerings. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described immediately below under the heading “Where You Can Find More Information.”

Any statements in this prospectus supplement and in the accompanying prospectus supplement concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Univest,” “we,” “us,” “our” or similar references mean Univest Corporation of Pennsylvania and its subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. We also maintain an Internet site that contains information about us. The address of that site is www.univest.net. Information contained in our Internet site is not incorporated by reference into this prospectus supplement, and you should not consider information contained in our Internet site as part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC (SEC File No. 000-07617), which means that we can disclose important information to you in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings

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or portions of filings that, under applicable SEC rules, are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this prospectus supplement is no longer deemed effective.

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(3) Our Current Report on Form 8-K, filed with the SEC on July 23, 2009; and

(4) The description of our common stock contained in our registration statement filed pursuant to the Securities Act of 1933, on Form S-14 filed with the SEC on March 1, 1973 including any amendment or report filed for the purpose of updating such description.

We have also filed a registration statement on Form S-3, as amended (SEC File No. 333-159084) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

Any information contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings, as well as any future filings incorporated by reference, at no cost, by writing to us at the following address or calling the telephone number below:

Univest Corporation of Pennsylvania
Attention: Corporate Secretary
14 North Main Street
Souderton, PA 18964
(215) 721-2400

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents incorporated into them by reference, contain various statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statement relating to the anticipated effects on results of operations and financial condition.

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. Please see our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus supplement for

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a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements could be affected by many factors, including but not limited to:

•	a significant increase in competitive pressures among financial institutions;

•	changes in the interest rate environment that may reduce net interest margins;

•	changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions;

•	general economic conditions;

•	legislative or regulatory changes that may adversely affect the businesses in which the Company is engaged;

•	technological issues which may adversely affect the Company’s financial operations or customers;

•	changes in the securities market; and

•	risks and other factors set forth in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

We are not able to predict all the factors that may affect future results. You should not place undue reliance on any forward-looking statement, which speaks only as of the date of this prospectus supplement or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the common stock is appropriate for you.

The Company

Univest Corporation of Pennsylvania (the “Company”) is a Pennsylvania corporation headquartered in Souderton, PA. It was established on June 12, 1876 as Union National Bank. Through subsidiaries Univest National Bank and Trust Co. (the “Bank”), Univest Realty Corporation, Univest Delaware, Inc., and Univest Reinsurance Corporation, the Company provides “Financial Solutions For Life” through an integrated platform.

The Company and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Montgomery, Chester and Lehigh counties in Southeastern Pennsylvania. At June 30, 2009, the Company had approximately $2.1 billion total assets, $1.5 billion in total loans, $1.6 billion in total deposits and $208 million in total shareholders’ equity.

The Company aims to be the “The Best Integrated Financial Solutions Provider in the Market.” To complement its traditional core banking business, the Company offers a wide-range of insurance and investment products and services to assist both consumer and commercial customers with achieving their financial goals.

The Bank is engaged in the general commercial banking business and provides a full range of banking services and trust services to its customers. It offers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region. The Bank is also the parent company of Univest Insurance, Inc., an independent insurance agency, Univest Investments, Inc., a full-service broker-dealer and investment advisory firm, and Univest Capital, Inc., a small ticket commercial finance business. Univest Insurance has two offices in Pennsylvania and one in Maryland. Univest Investments has two offices in Pennsylvania. Through its wholly-owned subsidiaries, the Company provides a variety of financial services to individuals, municipalities and businesses throughout its markets of operation.

In recent years the Company has supplemented its organic growth with a targeted acquisition strategy and expanded its scope of services. Since 1999, the Company has completed nine financial services company acquisitions, which include five insurance brokers, two banks and two broker dealer investment advisory firms.

Throughout its rich history spanning more than 133 years, the Company has become one of the strongest locally based financial institutions in Southeastern Pennsylvania. The Company takes pride in being an organization that offers its customers an expanding scope of services while maintaining traditional beliefs and a determined commitment to its community.

The Company’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “UVSP.” Our principal executive offices are located at Univest Plaza, 14 North Main Street, Souderton, Pennsylvania 18964. Our mailing address at this facility is Post Office Box 64197, Souderton, Pennsylvania 18964 and our telephone number is (215) 721-2400. We maintain an Internet website at http://www.univest.net. We are not incorporating the information on our website into this prospectus supplement, and neither the website nor the information on our website is included or incorporated in, or a part of, this prospectus supplement.

The Offering

Common stock offered by Univest Corp. of Pennsylvania	2,950,000 shares

Common stock outstanding prior to this offering	13,049,502 shares

Common stock outstanding after this offering(1)	15,999,502 shares

Use of proceeds	The net proceeds from the sale of the common stock offered hereby will be approximately $48.3 million (or approximately $55.5 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and expenses paid by us.

We intend to use the net proceeds of this offering for general corporate purposes, including supporting the capital needs of the Bank, the financing of our operations, repayment of short-term indebtedness, business acquisitions and capital expenditures.

NASDAQ Global Select Market symbol	UVSP

Risk factors	Before investing, you should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein before buying our common stock.

(1)	The number of shares outstanding after the offering is based on 13,049,502 common shares outstanding as of July 31, 2009. This number of shares does not include 408,482 shares of common stock issuable upon exercise of all options outstanding as of July 31, 2009 and the number of shares of common stock issuable pursuant to the exercise of the underwriter’s over-allotment option.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial information as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and as of and for the six months ended June 30, 2009 and 2008. The summary historical financial information as of and for the six months ended June 30, 2009 and 2008 is unaudited. This unaudited financial information has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such period. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC and the other information included or incorporated by reference in this prospectus supplement.

	For the Six Months
	Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Income Statement Data(1):
Interest income	$48,931	$54,942	$108,057	$116,144	$104,853	$85,290	$74,601
Interest expense	15,413	22,532	42,310	54,127	43,651	26,264	18,948

Net interest income	33,518	32,410	65,747	62,017	61,202	59,026	55,653
Provision for loan and lease losses	7,509	3,296	8,769	2,166	2,215	2,109	1,622

Net interest income after provision for loan and lease losses	26,009	29,114	56,978	59,851	58,987	56,917	54,031
Noninterest income	14,000	15,722	26,615	27,268	25,730	22,656	22,791
Noninterest expense	32,293	28,693	57,225	52,211	49,958	45,796	44,920

Net income before income taxes	7,716	16,143	26,368	34,908	34,759	33,777	31,902
Provision for income taxes	1,211	3,548	5,778	9,351	9,382	8,910	8,311

Net income	$6,505	$12,595	$20,590	$25,557	$25,377	$24,867	$23,591

Balance Sheet Data(1):
Cash, interest-earning deposits and federal funds sold	$32,412	$45,016	$40,066	$59,385	$70,355	$59,439	$37,745
Investment securities	425,774	419,804	432,266	415,464	374,814	336,611	337,717
Net loans and leases(2)	1,446,062	1,384,556	1,436,774	1,342,356	1,339,180	1,236,056	1,161,081
Intangible assets	56,183	46,950	56,051	47,081	47,608	43,387	43,561
Assets	2,086,821	2,012,659	2,084,797	1,972,505	1,929,501	1,769,309	1,666,957
Deposits	1,565,076	1,504,007	1,527,328	1,532,602	1,488,545	1,366,715	1,270,884
Long-term obligations	81,815	123,479	120,006	114,453	107,405	88,449	90,418
Shareholders’ equity	208,358	203,138	203,207	198,726	185,385	173,080	160,393
Per Common Share(3):
Average shares outstanding	13,000	12,595	12,873	12,885	12,960	12,867	12,841
Earnings per share — basic	0.50	0.98	1.60	1.98	1.96	1.93	1.84
Earnings per share — diluted	0.50	0.98	1.60	1.98	1.95	1.91	1.80
Cash dividends	0.400	0.400	0.800	0.800	0.780	0.717	0.667
Book value	15.78	15.80	15.71	15.49	14.25	13.37	12.47
Dividend payout ratio	80.00%	40.81%	50.00%	40.40%	40.00%	37.54%	37.06%
Performance Ratios:
Return on average assets(4)	0.63%	1.25%	1.02%	1.32%	1.38%	1.46%	1.44%
Return on average common equity(4)	6.35%	12.48%	10.09%	13.44%	14.04%	14.87%	15.46%
Average equity to average assets	9.98%	10.02%	10.08%	9.84%	9.81%	9.83%	9.33%
Net interest margin(5)	3.82%	3.71%	3.75%	3.71%	3.86%	4.04%	3.97%
Efficiency ratio(6)	64.78%	56.08%	58.78%	55.86%	54.76%	53.46%	54.47%

	For the Six Months
	Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Asset Quality Ratios:
Allowance for loan losses to period end loans(2)	1.29%	0.98%	0.90%	0.97%	0.98%	1.07%	1.12%
Allowance for loan losses to period end nonperforming loans	172.30%	131.58%	200.15%	148.79%	144.33%	345.03%	118.90%
Nonperforming assets to period end loans and OREO(7)	0.94%	0.75%	0.48%	0.65%	0.68%	0.34%	0.99%
Nonperforming assets to period end total assets(7)	0.66%	0.52%	0.33%	0.45%	0.48%	0.24%	0.70%
Net charge-offs to average assets(4)	0.12%	0.19%	0.62%	0.17%	0.17%	0.15%	0.12%
Capital Ratios:
Equity to assets	9.98%	10.09%	9.75%	10.07%	9.61%	9.78%	9.62%
Tangible common equity to tangible assets(8)	7.49%	7.95%	7.25%	7.88%	7.32%	7.51%	7.20%
Tier 1 leverage ratio	8.86%	9.00%	8.94%	9.11%	8.76%	8.88%	8.44%
Tier 1 risk-based capital ratio	10.65%	11.24%	10.65%	11.35%	10.67%	11.01%	10.64%
Total risk-based capital ratio	11.89%	12.29%	11.60%	12.46%	11.90%	12.48%	12.36%
Other Data:
Number of banking offices	32	33	33	33	34	34	36
Number of employees (full-time equivalent basis)	534	504	538	480	499	484	467

(1)	Certain amounts have been reclassified to conform to the current-year presentation.

(2)	Net of unearned income and excludes loans held for sale.

(3)	Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 which was distributed on April 29, 2005.

(4)	Six-month results have been annualized to allow for comparability to the preceding five year results.

(5)	Calculated on a tax-equivalent basis using the Company’s applicable federal tax rate of 35%.

(6)	The efficiency ratio is equal to total operating expenses divided by net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.

(7)	Nonperforming assets includes impaired loans and leases (inclusive of all nonaccrual and/or restructured loans and leases), loans and leases 90 days or more past due but still accruing, and other real estate owned.

(8)	Tangible common equity to tangible assets is calculated by reducing both common shareholders’ equity and total assets by intangible assets.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, and those set forth in Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference, which may affect the value of our common stock. The risks discussed in this prospectus supplement and incorporated herein by reference are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially. Before making a decision to invest in our common stock, you should carefully consider the risks and uncertainties described below and the risks incorporated by reference in this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement.

Risks Relating to Recent Economic Conditions and Governmental Response Efforts

The Company’s earnings are impacted by general business and economic conditions.

The Company’s operations and profitability are impacted by general business and economic conditions; these conditions include long-term and short-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which we operate, all of which are beyond our control.

Our results of operations are affected by conditions in the capital markets and the economy generally. The capital and credit markets have experienced extreme volatility and disruption for more than twelve months. The volatility and disruption in these markets have produced downward pressure on stock prices of, and credit availability to, certain companies without regard to those companies’ underlying financial strength. This has resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. The U.S. and global economies are in steep decline. Monetary and fiscal policies are loosening around the world to varying degrees — most aggressively in the United States — but they are battling against an extreme credit crunch, and will take time to become effective. These factors, combined with declining business and consumer confidence, dramatic declines in the housing market during the past year, with falling home prices and increasing foreclosures, and rising unemployment have precipitated an economic slowdown and induced fears of a prolonged recession.

We cannot predict the effect of recent legislative and regulatory initiatives.

The U.S. federal, state and foreign governments have taken or are considering extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the global economy. To the extent adopted, many of these actions have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There is no assurance that these actions or other actions under consideration will ultimately be successful.

In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008) (“EESA”) and the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009) (“ARRA”). With authority granted under these laws, the Treasury has proposed a financial stability plan that is intended to:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation;

•	increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including to assist homeowners restructure and lower mortgage payments on qualifying loans.

In many cases, full implementation of the laws will require the adoption of regulations and program parameters. Other laws, regulations, and programs at the federal, state and even local levels are under consideration that address the economic climate and/or the financial services industry. The full effect of these initiatives cannot be predicted. Compliance with such initiatives may increase our costs and limit our ability to pursue business opportunities. Although we did not participate in the U.S. Treasury’s Capital Purchase Program, future participation in specific programs may subject us to additional restrictions. In addition, we are required to pay significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

There can be no assurance that these initiatives will improve economic conditions generally or the financial markets or financial services industry in particular. The failure of EESA, ARRA and the financial stability plan to stabilize the financial markets could materially adversely affect our ability to access the capital and credit markets, our business, financial condition, results of operations and the market price for our common stock.

Regulatory initiatives by the government could increase our costs of doing business and adversely affect our results of operations and financial condition.

Recent government responses to the condition of the global financial markets and the banking industry has, among other things, increased our costs significantly and may further increase our costs for items such as federal deposit insurance and increased capital requirements. The FDIC insures deposits at FDIC-insured financial institutions, including our Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. Current economic conditions have increased bank failures and expectations for further failures, in which case the FDIC would pay all deposits of a failed bank up to the insured amount from the Deposit Insurance Fund. In December 2008, the FDIC adopted a rule that would increase premiums paid by insured institutions and make other changes to the assessment system. Increases in deposit insurance premiums could adversely affect our net income. We may also become subject to additional federal legislation and regulation that could force us to change a number of our historical practices, limit the fees we may charge or restrict our ability to attract and maintain our executive officers.

We borrow from the Federal Home Loan Bank and the Federal Reserve, and there can be no assurance these programs will continue in their current manner.

We at times utilize the Federal Home Loan Bank (“FHLB”) of Pittsburgh for overnight borrowings and term advances; we also borrow from the Federal Reserve and from correspondent banks under our federal funds lines of credit. The amount loaned to us is generally dependent on the value of the collateral pledged. These lenders could reduce the percentages loaned against various collateral categories, could eliminate certain types of collateral and could otherwise modify or even terminate their loan programs, particularly to the extent they are required to do so because of capital adequacy or other balance sheet concerns. Any change or termination of our borrowings from the FHLB, the Federal Reserve or correspondent banks would have an adverse affect on our liquidity and profitability.

Our results of operations may be adversely affected by other-than-temporary impairment charges relating to our investment portfolio.

We may be required to record future impairment charges on our investment securities, including our investment in the FHLB of Pittsburgh, if they suffer declines in value that we consider other-than-temporary. Numerous factors, including the lack of liquidity for re-sales of certain investment securities, the absence of reliable pricing information for investment securities, adverse changes in the business climate, adverse regulatory actions or unanticipated changes in the competitive environment, could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough, it could affect the ability of our Bank to pay dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders. Significant impairment charges could also negatively impact our regulatory capital ratios and result in our Bank not being classified as “well-capitalized” for regulatory purposes.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. The ongoing liquidity crisis and the loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary sources of capital, including, but not limited to, inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve.

We cannot assure you that such capital will be available to us on acceptable terms or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of our subsidiary bank or counterparties participating in the capital markets may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Market and Business

The Company’s profitability is affected by economic conditions in the Commonwealth of Pennsylvania.

Unlike larger national or regional banks that operate in large geographies, the Company provides banking and financial services to customers primarily in Bucks, Montgomery, Chester and Lehigh Counties in Pennsylvania. Because of our geographic concentration, continuation of the economic downturn in our region could make it more difficult to attract deposits and could cause higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. Adverse economic conditions in the region, including, without limitation, declining real estate values, could cause our levels of non-performing assets and loan losses to increase. If the economic downturn continues or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. A continued economic downturn could, therefore, result in losses that materially and adversely affect our financial condition and results of operations.

The Company operates in a highly competitive industry and market area.

We face substantial competition in all phases of our operations from a variety of different competitors. Our competitors, including commercial banks, community banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, insurance companies, securities dealers, brokers, mortgage bankers, investment advisors, money market mutual funds and other financial institutions, compete with lending and deposit-gathering services offered by us. Increased competition in our markets may result in reduced loans and deposits.

Many of these competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale and may offer a broader range of products and services than we can. If we are unable to offer competitive products and services, our business may be negatively affected.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

The Company’s controls and procedures may fail or be circumvented.

Our management diligently reviews and updates the Company’s internal controls over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. Any failure or undetected circumvention of these controls could have a material adverse impact on our financial condition and results of operations.

Potential acquisitions may disrupt the Company’s business and dilute shareholder value.

We regularly evaluate opportunities to acquire and invest in banks and in other complementary businesses. As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity.

Our acquisition activities could be material to us. For example, we could issue additional shares of common stock in a purchase transaction, which could dilute current shareholders’ ownership interest. These activities could require us to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with our prior or potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized. Any potential charges for impairment related to goodwill would not impact cash flow, tangible capital or liquidity.

Our acquisition activities could involve a number of additional risks, including the risks of:

•	incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•	using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

•	the time and expense required to integrate the operations and personnel of the combined businesses;

•	creating an adverse short-term effect on our results of operations; and

•	losing key employees and customers as a result of an acquisition that is poorly received.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value.

The Company may not be able to attract and retain skilled people.

We are dependent on the ability and experience of a number of key management personnel who have substantial experience with our operations, the financial services industry, and the markets in which we offer products and services. The loss of one or more senior executives or key managers may have an adverse effect on our operations. The Company does not currently have employment agreements or non-competition agreements with any of our executive officers. Also, as we continue to grow operations, our success depends on our ability to continue to attract, manage, and retain other qualified middle management personnel.

If we lost a significant portion of our low-cost deposits, it would negatively impact our liquidity and profitability.

Our profitability depends in part on our success in attracting and retaining a stable base of low-cost deposits. As of June 30, 2009, 14.2% of our deposit base was comprised of noninterest bearing deposits, of which 11.0% consisted of business deposits, which are primarily operating accounts for businesses, and 3.2% consisted of consumer deposits. While we generally do not believe these core deposits are sensitive to interest rate fluctuations, the competition for these deposits in our markets is strong and customers are increasingly seeking investments that are safe, including the purchase of U.S. Treasury securities and other government-guaranteed obligations, as well as the establishment of accounts at the largest, most-well capitalized banks. If we were to lose a significant portion of our low-cost deposits, it would negatively impact our liquidity and profitability.

The Company’s information systems may experience an interruption or breach in security.

While the Company has policies and procedures designed to prevent or limit the effect of any failure, interruption, or breach in our security systems, there can be no assurance that any such failures will not occur and, if they do occur, that they will be adequately addressed. As a result, the occurrence of any such failures, interruptions, or breaches in security could expose the Company to reputation risk, civil litigation, regulatory scrutiny and possible financial liability that could have a material adverse effect on our financial condition.

The Company continually encounters technological change.

Our future success depends, in part, on our ability to effectively embrace technology efficiencies to better serve customers and reduce costs. Failure to keep pace with technological change could potentially have an adverse effect on our business operations and financial condition.

The Company is subject to claims and litigation.

Customer claims and other legal actions, whether founded or unfounded, could result in financial or reputation damage and have a material adverse effect on our financial condition and results of operations if such claims are not resolved in a manner favorable to the Company.

External events could impact the Company.

Natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on the Company’s ability to conduct business. Our management has established disaster recovery policies and procedures that are expected to mitigate events related to natural or man-made disasters; however, the impact of an overall economic decline resulting from such a disaster could have a material adverse effect on the Company’s financial condition.

The Company depends on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. Our financial condition and results of operations could be negatively impacted to the extent we incorrectly assess the creditworthiness of our borrowers, fail to detect or respond to deterioration in asset quality in a timely manner, or rely on financial statements that do not comply with GAAP or are materially misleading.

Risks Related to the Banking Industry

The Company is subject to interest rate risk.

Our profitability is dependent to a large extent on our net interest income. Like most financial institutions, we are affected by changes in general interest rate levels and by other economic factors beyond our control. Although we believe we have implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could adversely affect our operating results.

Net interest income may decline in a particular period if:

•	In a declining interest rate environment, more interest-earning assets than interest-bearing liabilities re-price or mature, or

•	In a rising interest rate environment, more interest-bearing liabilities than interest-earning assets re-price or mature.

Our net interest income may decline based on our exposure to a difference in short-term and long-term interest rates. If the difference between the interest rates shrinks or disappear, the difference between rates paid on deposits and received on loans could narrow significantly resulting in a decrease in net interest income. In addition to these factors, if market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans, thus reducing our net interest income. Also, certain adjustable rate loans re-price based on lagging interest rate indices. This lagging effect may also negatively impact our net interest income when general interest rates continue to rise periodically.

The Company is subject to lending risk.

Risks associated with lending activities include, among other things, the impact of changes in interest rates and economic conditions, which may adversely impact the ability of borrowers to repay outstanding loans, and impact the value of the associated collateral. Various laws and regulations also affect our lending activities and failure to comply with such applicable laws and regulations could subject the Company to enforcement actions and civil monetary penalties.

As of June 30, 2009, approximately 77.6% of our loan and lease portfolio consisted of commercial, industrial, construction, and commercial real estate loans and leases; these are generally perceived as having more risk of default than residential real estate and consumer loans. These types of loans involve larger loan balances to a single borrower or groups of related borrowers. Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. An increase in non-performing loans and leases could result in a net loss of earnings from these loans and leases, an increase in the provision for possible loan and lease losses, and an increase in loan and lease charge-offs. The risk of loan and lease losses will increase if the economy worsens.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans often depreciates over time, is difficult to appraise and liquidate and fluctuates in value based on the success of the business.

Commercial real estate, commercial business, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review, and monitoring cannot eliminate all of the risks related to these loans.

The Company’s allowance for possible loan and lease losses may be insufficient and an increase in the allowance would reduce earnings.

We maintain an allowance for loan losses. The allowance is established through a provision for loan losses based on our management’s evaluation of the risks inherent in our loan portfolio and the general economy. The allowance is based upon a number of factors, including the size of the loan portfolio, asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management’s assessment of the credit risk inherent in the portfolio, historical loan loss experience and loan underwriting policies. In addition, we evaluate all loans identified as problem loans and augment the allowance based upon our estimation of the potential loss associated with those problem loans. Additions to our allowance for loan losses decrease our net income.

If the evaluation we perform in connection with establishing loan loss reserves is wrong, our allowance for loan losses may not be sufficient to cover our losses, which would have an adverse effect on our operating results. Due to the volatile economy, we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to mature.

The federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may from time to time require us to increase our allowance for loan losses, thereby negatively affecting our financial condition and earnings at that time. Moreover, additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control.

The loan provision for the six months ended June 30, 2009 was $7.5 million as opposed to $3.3 million for the same period of 2008. The increase in the provision for loan losses was due to the deterioration of underlying collateral and economic factors. This resulted in the migration of loans to a higher risk category and increased specific reserves on impaired loans to $2.1 million at June 30, 2009 from $36,000 at December 31, 2008. Additionally, nonaccrual loans and restructured loans increased to $9.1 million at June 30, 2009 from $7.4 million at June 30, 2008. There can be no assurance that conditions will improve in the near term or that we will maintain our current provisions for loan losses.

Changes in economic conditions and the composition of our loan portfolio could lead to higher loan charge-offs or an increase in our provision for loan losses and may reduce our net income.

Changes in national and regional economic conditions could impact our loan portfolios. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities we serve. Weakness in the market areas we serve could depress our earnings and consequently our financial condition because customers may not demand our products or services; borrowers may not be able to repay their loans; the value of the collateral securing our loans to borrowers may decline and the quality of our loan portfolio may decline. Any of the latter three scenarios could require us to charge off a higher percentage of our loans and/or increase our provision for loan losses, which would reduce our net income and could require us to raise capital.

The Company is subject to environmental liability risk associated with lending activities.

In the course of our business, we may foreclose and take title to real estate and could be subject to environmental liabilities with respect to these properties. The Company may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. Our policies and procedures require environmental factors to be considered during the loan application process. An environmental review is performed before initiating any commercial foreclosure action; however, these reviews may not be sufficient to detect all potential environmental hazards. Possible remediation costs and liabilities could have a material adverse effect on our financial condition.

The Company is subject to extensive government regulation and supervision.

We are subject to Federal Reserve Board regulation. Our Bank is subject to extensive regulation, supervision, and examination by our primary federal regulator, the Office of the Comptroller of the Currency, and by the FDIC, the regulating authority that insures customer deposits. Also, as a member of the FHLB, our Bank must comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our shareholders. Our Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit, and other activities. A large claim against our Bank under these laws could have a material adverse effect on our results of operations.

Proposals for further regulation of the financial services industry are continually being introduced in the Congress of the United States of America and the General Assembly of the Commonwealth of Pennsylvania. We can provide no assurance regarding the manner in which any new laws and regulations will affect us.

Consumers may decide not to use banks to complete their financial transactions.

The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams could have an adverse effect on our financial condition and results of operation.

Risks Related to Our Common Stock and this Offering

An investment in the Company’s common stock is not an insured deposit.

The Company’s common stock is not a bank deposit, is not insured by the FDIC or any other deposit insurance fund, and is subject to investment risk, including the loss of some or all of your investment. Our common stock is subject to the same market forces that affect the price of common stock in any company.

The Company has broad discretion in applying the net proceeds from this offering.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include the funding of additional contributions to the capital of the Bank. We will have significant flexibility in applying the net proceeds of this offering. Our failure to apply these funds effectively could adversely affect our business by reducing its return on equity and inhibiting our abilities to expand and/or raise additional capital in the future.

The Company’s stock price can be volatile.

The Company’s stock price can fluctuate in response to a variety of factors, some of which are not under our control. These factors include:

•	our past and future dividend practice;

•	our financial condition, performance, creditworthiness and prospects;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events.

These factors could cause the Company’s stock price to decrease regardless of our operating results.

The Company’s common stock is listed for trading on the NASDAQ Global Select Market under the symbol “UVSP”; the trading volume has historically been less than that of larger financial services companies. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive.

A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

Anti-takeover provisions could negatively impact our shareholders.

Certain provisions in the Company’s Articles of Incorporation and Bylaws, as well as federal banking laws, regulatory approval requirements, and Pennsylvania law could make it more difficult for a third party to acquire the Company, even if doing so would be perceived to be beneficial to the Company’s shareholders.

There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of our common stock.

The Company is generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering or because of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us. In addition, giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share.

The Company relies on dividends from our subsidiaries for most of our revenue.

The Company is a financial holding company and our operations are conducted by our subsidiaries from which we receive dividends. The ability of our subsidiaries to pay dividends is subject to legal and regulatory limitations, profitability, financial condition, capital expenditures and other cash flow requirements. The ability of our Bank to pay cash dividends to the Company is limited by its obligation to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to national banks and banks that are regulated by the Office of the Comptroller of the Currency . If our Bank is not permitted to pay cash dividends to the Company, it is unlikely that we would be able to pay cash dividends on our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of common stock offered hereby of approximately $48.3 million (or approximately $55.5 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include supporting the growth and related regulatory needs of the Bank, the financing of our operations, repayment of short-term indebtedness, business acquisitions and capital expenditures.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

CAPITALIZATION

The following table shows our consolidated capitalization (unaudited) as of June 30, 2009 on a historical basis to reflect the sale of 2,950,000 shares of our common stock offered by us in this offering. You should read the following tables in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	At June 30, 2009
	Actual	As Adjusted
	(Dollars in thousands)

Long-term debt:
Long-term debt	$55,196	$55,196
Subordinated notes	6,000	6,000
Trust preferred securities	20,619	20,619

Total long-term debt	81,815	81,815

Shareholders’ equity:
Common stock, $5.00 par value; authorized 48,000,000 shares:
13,023,704 shares issued and outstanding; as adjusted 15,973,704 shares issued and outstanding(1)	74,370	89,120
Additional paid in capital	21,382	54,890
Retained earnings	152,950	152,950
Accumulated other comprehensive loss, net of tax benefit	(5,556)	(5,556)
Treasury stock at cost; 1,850,200 shares	(34,788)	(34,788)

Total shareholders’ equity	208,358	256,616

Total capitalization(2)	$290,173	$338,431

Capital ratios:
Tier 1 leverage ratio	8.86%	11.25%
Tier 1 risk-based capital ratio	10.65%	13.53%
Total risk-based capital ratio	11.89%	14.77%
Tangible equity to tangible assets (period end)	7.49%	9.64%
Tangible common equity to tangible assets (period end)	7.49%	9.64%

(1)	As adjusted shares reflects the issuance of 2,950,000 shares of common stock offered under this prospectus supplement. The gross proceeds of $51.6 million have been reduced by estimated issuance costs of $3.3 million, resulting in net proceeds to the Company of $48.3 million.

(2)	Total capitalization is the sum of total long-term debt plus total shareholders’ equity.

(3)	As of June 30, 2009, there were also 408,482 shares of common stock reserved for issuance upon the exercise of currently outstanding stock options with a weighted average price of $23.44.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “UVSP.” As of August 6, 2009, the last reported sale price of our common stock on NASDAQ was $19.15. As of July 31, 2009, there were approximately 2,910 shareholders of record.

The following table presents the high and low sales price per share of our common stock during certain periods, as reported on the NASDAQ Global Select Market in each quarter.

	High	Low

Year Ended December 31, 2007:
First Quarter	$31.24	$22.32
Second Quarter	25.74	21.94
Third Quarter	25.95	18.00
Fourth Quarter	25.45	18.84
Year Ended December 31, 2008:
First Quarter	$27.00	$19.09
Second Quarter	29.89	19.85
Third Quarter	38.99	19.70
Fourth Quarter	36.10	25.01
Year Ending December 31, 2009:
First Quarter	$33.50	$16.19
Second Quarter	21.99	17.50
Third Quarter (through August 6, 2009)	26.87	19.00

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. Because consolidated net income consists largely of the net income of our bank subsidiary, dividend payments to shareholders are dependent upon our receipt of dividends from our bank subsidiary. The payment of dividends on our common stock and by our bank is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. The approval of the Office of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank’s net profits for that year, combined with its retained net profits for the preceding two calendar years. As of December 31, 2008, under this formula, the Bank can declare dividends in 2009 without approval of the Office of the Comptroller of the Currency of approximately $17.3 million, plus an additional amount equal to the Bank’s net profits for 2009 up to the date of any such dividend declaration.

Our dividend declaration is discretionary and will depend on our earnings and financial condition, regulatory limitations, tax considerations and other factors. While the board of directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all.

The following table shows the history of per share cash dividends declared and paid on our common stock for the first and second quarters of 2009 and for each of 2008 and 2007.

Cash Dividends
Per Share

2007
First Quarter	$0.20
Second Quarter	0.20
Third Quarter	0.20
Fourth Quarter	0.20
2008
First Quarter	$0.20
Second Quarter	0.20
Third Quarter	0.20
Fourth Quarter	0.20
2009
First Quarter	$0.20
Second Quarter	0.20

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common and preferred stock. A copy of our amended and restated articles of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our capital stock and the rights of the holders of our capital stock are subject to the applicable provisions of Pennsylvania law, our amended and restated articles of incorporation, and our amended bylaws.

Our amended and restated articles of incorporation authorize the issuance of forty-eight million (48,000,000) shares of common stock with a par value of $5.00 (Five Dollars) per share and ten million (10,000,000) shares of preferred stock with a par value of $5.00 (Five Dollars) per share. As of July 31, 2009, there were 13,049,502 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We have no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under our various stock compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of our common stock share ratably in dividends when, as and if declared by our board of directors from legally available funds. Our ability to pay cash dividends depends upon our receipt of cash dividends d from our direct and indirect subsidiaries, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, the right of Univest, and consequently the right of creditors and shareholders of Univest, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that claims of Univest in its capacity as a creditor may be recognized.

Voting Rights

Until we issue any preferred stock with voting rights, the holders of shares of common stock have exclusive voting rights. Each holder of shares of common stock has one vote for each share held. Shareholders cannot cumulate votes in the election of directors.

Univest common stock currently trades on the NASDAQ Global Select Market of the NASDAQ Stock Market LLC. Under the NASDAQ Stock Market’s rules, shareholder approval is required for the issuance of shares of our common stock or securities convertible into or exercisable for our common stock, if the issuance of such securities:

•	is in connection with the acquisition of a company, where the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•	is in connection with the acquisition of a company in which a director, officer or substantial shareholder has a 5% or greater interest, and the issuance of the securities could result in an increase in our outstanding common stock or voting power of 5% or more;

•	is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	would result in a change in control.

Under the NASDAQ Stock Market’s rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other Univest securities holders or employees may participate.

Pre-Emptive Rights, Redemption

Holders of our common stock do not have pre-emptive rights to acquire any additional shares of Univest common stock. Our common stock is not subject to redemption.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of Univest common stock will share ratably in any of our assets or funds that are available for distribution to our shareholders after satisfaction, or adequate provision is made for satisfaction, of our liabilities, and after payment of any liquidation preferences of any outstanding shares of Univest preferred stock.

Preferred Stock

Our board of directors is authorized to issue shares of Univest preferred stock without shareholder approval. Our amended and restated articles of incorporation authorize our board of directors to determine the rights, qualifications, limitations and restrictions of each series of Univest preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Univest common stock. Shares of preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over our common stock, and may be convertible into common stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. Our amended and restated articles of incorporation authorize our board of directors, without shareholder approval, to issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement and/or free writing prospectus is subject to, and qualified in its entirety by reference to, the Pennsylvania Business Corporation Law, and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Anti-Takeover Charter and Pennsylvania Law Provisions

Our articles of incorporation and bylaws, each as amended, contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Univest. These provisions:

•	empower our board of directors, without shareholder approval, to issue shares of preferred stock the terms of which, including voting power, are set by our board;

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 75% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of Univest’s total voting power, if the transaction is not approved, in advance, by our board of directors;

•	do not permit shareholders to take action by written consent in lieu of a meeting;

•	require that shares with at least 75% of total voting power or a majority of our board of directors approve the repeal or amendment of certain provisions of our articles of incorporation and bylaws;

•	eliminate cumulative voting in the election of directors;

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•	require a director nominee to have served as an “alternative directors,” who, as described in our bylaws, had previously been elected to attend board meetings as an observer.

The Pennsylvania Business Corporation Law also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of Univest. These provisions, among other things:

•	require that, following any acquisition by any person or group of 20% or more of a public corporation’s voting power, the remaining shareholders have the right to demand payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation;

•	prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power;

•	prevent a person or group acquiring different levels of voting power (20%, 33 1/3% and 50%) from voting any shares over the applicable threshold, unless both our “disinterested shareholders” and all voting shares approve such voting rights;

•	require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales made within the following 18 months of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months;

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•	provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard of conduct, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Keefe, Bruyette & Woods, Inc., as sole underwriter (the “Underwriter”). We have entered into an underwriting agreement with the Underwriter, dated August 6, 2009 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, the Underwriter has agreed to purchase 2,950,000 shares of our common stock, $5.00 par value per share, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriter.

Director and Officer Participation

Our management, directors, principal shareholders, or their affiliates may acquire shares in this offering. Any purchases by management, directors, principal shareholders, or their affiliates must be made on the same terms and conditions as purchases by nonaffiliated investors and with a view toward investment, not resale.

Over-allotment Option

We have granted the Underwriter an option to buy 442,500 additional shares of our common stock. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriter has thirty (30) days from the date of this prospectus supplement to exercise this option.

Commissions and Discounts

Shares of common stock sold by the Underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the Underwriter to securities dealers may be sold at a discount of up to $0.63 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriter to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the Underwriter may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriter.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriter, assuming both no exercise and full exercise of the Underwriter’s option to purchase an additional 442,500 shares of common stock:

	No Exercise	Full Exercise

Per Share Total	$1.05	$1.05

Total	$3,097,500	$3,562,125

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriter, will be approximately $270,000.

No Sales of Similar Securities

We and our executive officers and directors have entered into lock-up agreements with the Underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of Keefe, Bruyette & Woods, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of ninety (90) days after the date of the Underwriting Agreement. These lockup provisions will apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It will also apply to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (y) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or event related to our company occurs.

Indemnification and Contribution

We have agreed to indemnify the Underwriter and its affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter, its affiliates and their controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Select Market Quotation

Our common stock is quoted on NASDAQ under the symbol “UVSP.”

Price Stabilization, Short Positions and Passive Market Making

In connection with this offering, the Underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids;

•	syndicate covering transactions; and

•	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriter at any time. The Underwriter may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering the Underwriter may engage in passive market making transactions in our common stock on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution

In connection with the offering, the Underwriter or securities dealers may distribute prospectuses by electronic means, such as by making the prospectus supplement in electronic format available on their websites or by e-mail. Other than the prospectus supplement in electronic format, the information on such websites will not form part of this prospectus supplement.

Other Relationships

The Underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, financial advisory services and other commercial dealing in the ordinary course of business with us. They have received, and may in the future receive, fees and commission for these transactions.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

CERTAIN UNITED STATES TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or other foreign entity taxable as a foreign corporation under U.S. federal income tax law, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment and activities of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Distributions

If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against your tax basis in our common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in our common stock (determined on a share by share basis) will be treated as a gain from the sale or exchange of our common stock, the treatment of which is discussed below. Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. The U.S. federal withholding tax generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold on less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and, if our common stock is treated as “regularly traded on an established securities market,” only if you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption. A United States Real Property Holding Corporation is generally defined as a corporation, the fair market value of whose United States real property interests equals or exceeds 50% of the fair market value of its U.S. real property interests, its interests in real property located outside the United States and any other of its assets used or held for use in a trade or business. We have not been and do not anticipate becoming, a United States Real Property Holding Corporation for United States federal income tax purposes.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments, and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund is filed with the Internal Revenue Service.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Shumaker Williams, P.C., York, Pennsylvania. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Univest Corporation of Pennsylvania (the “Company”) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

Prospectus

UNIVEST CORPORATION OF PENNSYLVANIA

$75,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

SECURITIES WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

We may offer from time to time common stock, preferred stock, debt securities, depositary shares, securities warrants, stock purchase contracts, or stock purchase units with a total public offering price not to exceed $75,000,000. This prospectus provides a general description of these securities. Specific terms of these securities will be provided in supplements to and/or free writing prospectuses accompanying this prospectus; these supplements and/or free writing prospectuses will be filed with the Securities and Exchange Commission. You should read this prospectus and any supplement and/or free writing prospectus accompanying this prospectus carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “UVSP.” On May 14, 2009, the closing sale price of Univest common stock was $19.59 per share.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 2 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

The securities offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in these securities involves investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with additional information described immediately below under the heading “Where You Can Find More Information.”

Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Univest,” “we,” “us,” “our” or similar references mean Univest Corporation of Pennsylvania and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. We also maintain an Internet site that contains information about us. The address of that site is www.univest.net. Information contained in our Internet site is not incorporated by reference into this prospectus, and you should not consider information contained in our Internet site as part of this prospectus.

The SEC allows us to “incorporate by reference” the information contained in the documents we file (SEC File No. 000-07617) with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this prospectus is no longer deemed effective.

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

(3) The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in an applicable prospectus supplement or free writing prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at the following address:

Univest Corporation of Pennsylvania
Attention: Corporate Secretary
14 North Main Street
Souderton, PA 18964
(215) 721-2400

THE COMPANY

Univest Corporation of Pennsylvania, (the “Company”), is a Pennsylvania corporation organized in 1973 and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956. The Company elected to become a Financial Holding Company in 2000 as provided under Title I of the Gramm-Leach-Bliley Act. It owns all of the capital stock of Univest National Bank and Trust Company (the “Bank”), Univest Realty Corporation, Univest Delaware, Inc., and Univest Reinsurance Corporation. The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries.

The Bank is engaged in the general commercial banking business and provides a full range of banking services and trust services to its customers. Univest Capital, Inc., formerly Vanguard Leasing, Inc., a wholly owned subsidiary of the Bank, is located in Pennsylvania and provides lease financing. Delview, Inc., a wholly owned subsidiary of the Bank, is a passive investment holding company located in Delaware. Delview, Inc. provides various financial services including financial planning, investment management, insurance products and brokerage services to individuals and businesses through its subsidiaries Univest Investments, Inc. and Univest Insurance, Inc.

Univest Realty Corporation was established to obtain, hold and operate properties for the holding company and its subsidiaries. Univest Delaware, Inc. is a passive investment holding company located in Delaware.

Univest Reinsurance Corporation, as a reinsurer, offers life and disability insurance to individuals in connection with credit extended to them by the Bank. Univest Investments, Inc., Univest Insurance, Inc., Univest Capital, Inc. and Univest Reinsurance Corporation were formed to enhance the traditional banking and trust services provided by the Bank.

RISK FACTORS

Investing in any securities that we may offer by this prospectus involves risk. You should carefully consider the risk factors that are incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before acquiring any of our securities.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated into it by reference, contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,”

“might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. Please see our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus for a further discussion of these and other risks and uncertainties applicable to our business. We are not able to predict all the factors that may affect future results. Forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Three Months Ended
	March 31,				Year Ended December 31,
	2009		2008		2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges(1):
Excluding interest on deposits	3.81	X	5.66	X	4.28	X	4.75	X	5.09	X	6.49	X	7.36	X
Including interest on deposits	1.60	X	1.73	X	1.62	X	1.64	X	1.80	X	2.29	X	2.67	X
Ratio of Earnings To Combined Fixed Charges and Preferred Stock Dividends(2):
Excluding interest on deposits	3.81	X	5.66	X	4.28	X	4.75	X	5.09	X	6.49	X	7.36	X
Including interest on deposits	1.60	X	1.73	X	1.62	X	1.64	X	1.80	X	2.29	X	2.67X

(1)	The ratio of earnings to fixed charges is calculated as follows:

(Income before income taxes and effects of discontinued operations, net of tax)+(fixed charges(4))
(fixed charges(4))

(2)	The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(Income before income taxes and effects of discontinued operations, net of tax)+(fixed charges(4))
[(fixed charges(4)) + (pretax earnings required to cover preferred stock dividends(3))

(3)	Pretax earnings required to cover preferred stock dividends are calculated as follows:

Preferred stock dividends
1 — (our effective income tax rate of 35%)

(4)	Fixed charges consists of:

+ Interest on short-term borrowings

+ Interest on long-term debt

+ Portion of net rental expense deemed representative of interest(5)

= Fixed charges, excluding interest on deposits

+ Interest on deposits

= Fixed Charges, including interest on deposits

(5)	The portion of net rental expense deemed representative of interest is calculated using the future cash outflows over the individual leases and a corresponding treasury yield on the date of origination or renewal.

USE OF PROCEEDS

Except as we may otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds we receive from sales of securities offered by this prospectus for general corporate purposes, which may include the financing of our operations, repayment of short-term indebtedness, business acquisitions and capital expenditures. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to that offering.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common and preferred stock. A prospectus supplement and/or free writing prospectus may provide information that is different from this prospectus. If the information in the prospectus supplement and/or free writing prospectus with respect to our capital stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement and/or free writing prospectus. A copy of our amended articles of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our capital stock and the rights of the holders of our capital stock are subject to the applicable provisions of Pennsylvania law, our amended articles of incorporation, and our amended bylaws.

The authorized capital stock of Univest consists of forty-eight million (48,000,000) shares of common stock with a par value of $5.00 and ten million (10,000,000) shares of preferred stock with a par value of $5.00. As of May 14, 2009, there were 13,026,870 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We have no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under our various stock compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of our common stock share ratably in dividends when, as and if declared by our board of directors from legally available funds. Declaration and payment of cash dividends depends upon cash dividend payments to it by our direct and indirect subsidiaries, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, the right of Univest, and consequently the right of creditors and shareholders of Univest, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that claims of Univest in its capacity as a creditor may be recognized.

Voting Rights

Until we issue any preferred stock with voting rights, the holders of shares of common stock have exclusive voting rights. Each holder of shares of common stock has one vote for each share held. Shareholders cannot cumulate votes in the election of directors.

Univest common stock currently trades on the NASDAQ Global Select Market of the NASDAQ Stock Market LLC. Under the NASDAQ Stock Market’s rules, shareholder approval is required for the issuance of shares of our common stock or securities convertible into or exercisable for our common stock, if the issuance of such securities:

•	is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•	is in connection with the acquisition of a company in which a director, officer or substantial shareholder has a 5% or greater interest, and the issuance of the securities could result in an increase in our outstanding common stock or voting power of 5% or more;

•	is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	would result in a change in control.

Under the NASDAQ Stock Market’s rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other Univest securities holders or employees may participate.

Pre-Emptive Rights, Redemption

Holders of our common stock do not have pre-emptive rights to acquire any additional shares of Univest common stock. Our common stock is not subject to redemption.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of Univest common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of Univest preferred stock.

Preferred Stock

Our board of directors is authorized to issue shares of Univest preferred stock without shareholder approval. Our board of directors will determine the rights, qualifications, limitations and restrictions of each series of Univest preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Univest common stock. Shares of preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the common stock, and may be convertible into common stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement and/or free writing prospectus is subject to, and qualified in its entirety by reference to, the Pennsylvania Business Corporation Law, and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus and/or free writing prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement and/or free writing prospectus offering our preferred stock will furnish the following information with respect to the preferred stock offered:

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights;

•	dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or the manner of its calculation);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus and/or free writing prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus and/or free writing prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus and/or free writing prospectus.

Anti-Takeover Charter and Pennsylvania Law Provisions

Our articles of incorporation and bylaws, each as amended, contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Univest. These provisions:

•	empower our board of directors, without shareholder approval, to issue shares of preferred stock the terms of which, including voting power, are set by our board;

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 75% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of Univest’s total voting power, if the transaction is not approved, in advance, by our board of directors;

•	do not permit shareholders’ actions without a meeting;

•	require that shares with at least 75% of total voting power approve the repeal or amendment of certain provisions of our articles of incorporation;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of Univest. These provisions, among other things:

•	require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation;

•	prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power;

•	prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights;

•	require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months;

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•	provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute it.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus and/or free writing prospectus. We will also indicate in the supplement and/or free writing prospectus whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement and/or free writing prospectus.

Terms

The prospectus supplement and/or free writing prospectus will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement and/or free writing prospectus will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement and/or free writing prospectus will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement and/or free writing prospectus provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement and/or free writing prospectus indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement and/or free writing prospectus. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement and/or free writing prospectus, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement and/or free writing prospectus.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The applicable prospectus supplement and/or free writing prospectus will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement and/or free writing prospectus, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement and/or free writing prospectus also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers.

Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement and/or free writing prospectus will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting

Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares.

However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary

The preferred stock depositary’s corporate trust office will be set forth in the applicable prospectus supplement and/or free writing prospectus relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants from time to time in one or more series for the purchase of our common stock, debt securities or preferred stock or any combination of those securities. Securities warrants may be issued independently or together with any shares of common stock, debt securities or shares of preferred stock offered by any prospectus supplement and/or free writing prospectus and may be attached to or separate from these shares of common stock, debt securities or shares of preferred stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent or any other bank or trust company specified in the related prospectus supplement and/or free writing prospectus relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The specific terms of a series of securities warrants will be described in the applicable prospectus supplement and/or free writing prospectus relating to that series of securities warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the securities warrants in a prospectus supplement and/or free writing prospectus, is a summary. This summary description is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement of which this prospectus forms a part at or prior to the time of the sale of the securities warrants.

Terms

If securities warrants are offered by us, the prospectus supplement and/or free writing prospectus will describe the terms of the securities warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock purchasable upon exercise of the securities warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which the debt securities may be purchased upon such exercise;

•	the designation and terms of the debt securities or preferred stock with which the securities warrants are issued and the number of securities warrants issued with each debt security or share of preferred stock;

•	the date on and after which the securities warrants and the related common stock, debt securities or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the securities warrants shall commence and the date on which this right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

•	any other terms of the securities warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Securities warrants may be exchanged for new securities warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of shares of common stock, the debt securities or shares of preferred stock purchasable upon exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock or preferred stock at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those securities warrant. Securities warrants may be exercised at the times set forth in the prospectus supplement relating to such securities warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement and/or free writing prospectus relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing the securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement and/or free writing prospectus of the amount required to purchase the debt securities or shares of common stock or preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement and/or free writing prospectus relating to the securities warrants. Upon receipt of the payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement and/or free writing prospectus, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock purchasable upon such exercise. If fewer than all of the securities warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common or preferred stock and the number of shares of common or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

These securities or third party debt obligations would secure the holders’ obligations to purchase the common or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances we may deliver newly issued, prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement and/or free writing prospectus will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement and/or free writing prospectus will be a summary and reference will be made to the stock purchase contracts, any collateral and depositary arrangements relating to the stock purchase contracts or stock purchase units; and, if applicable the prepaid securities. Material U.S. federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

The consolidated financial statements of Univest Corporation of Pennsylvania (the “Company”) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Shumaker Williams, P.C., Harrisburg, Pennsylvania. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

2,950,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods